[GRAPHIC OMITTED][GRAPHIC OMITTED]


CONTACTS:  Richard M. Ubinger                               June Filingeri
           Vice President of Finance,                       President
           Chief Financial Officer and Treasurer            Comm-Partners LLC
           (412) 257-7606                                   (203) 972-0186

FOR IMMEDIATE RELEASE
---------------------

            UNIVERSAL STAINLESS REPORTS STRONG RESULTS, RECORD SALES
                           FOR SECOND QUARTER OF 2007
               - Company Announces $3.5 Million Capital Project -

     BRIDGEVILLE, PA, July 24, 2007 - Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) reported today that sales for the second quarter of 2007 rose 29% to a record $62.1 million compared with $48.0 million in the same period of 2006. Net income for the 2007 second quarter rose 27% to $5.9 million, or $0.87 per diluted share, including the effect of an after-tax charge of $520,000, equivalent to $0.08 per diluted share, related to a previously reported legal settlement. In the second quarter of 2006, net income was $4.6 million, or $0.70 per diluted share.

     The 2007 second quarter results also included a net inventory adjustment of $1.0 million, equivalent to $0.10 per diluted share, mainly due to increased reserves related to a sharp decline in nickel prices at the end of the quarter. The annual income tax rate declined to 35.0% from 36.0% recorded in the 2006 second quarter, equivalent to $0.01 per diluted share. Net income for the 2006 second quarter has been adjusted for the retrospective application of an accounting pronouncement as detailed in the financial tables.

     Sales for the second quarter of 2007 exceeded the Company's forecasted range of $52 to $57 million and its diluted EPS was within the Company's forecast of $0.85 to $0.90. Excluding the previously described charges for the legal settlement and inventory adjustments, which are $0.18 per diluted share in the aggregate, diluted EPS would have exceeded the Company's forecast.

     For the first six months of 2007, sales rose 27% to $118.3 million and net income increased 47% to $12.6 million, or $1.87 per diluted share, compared to same period of 2006.

     Chairman and CEO Mac McAninch commented: "The sustained strength of the aerospace market continued to be a main driver of our growth in the second quarter and its outlook is very positive into the next decade. The power generation, petrochemical and heavy equipment markets hold enormous opportunity for us as well."

USAP REPORTS STRONG RESULTS FOR 2007 SECOND QUARTER                - Page 2 -


     Mr. McAninch continued: "Our optimism and the positive outlook for our end markets are not diminished by the continuing volatility in the market price of nickel and its recent decline, although that decline has affected our forecast for the current third quarter. However, over the longer term, we expect lower nickel prices to encourage our service center customers to rebuild their inventories. Lower nickel prices should also decrease our working capital needs.

     "Our capital investments over the past two years have enabled us to better respond to opportunities in our niche markets to date. We have decided to take another major step to enhance our capabilities by adding high temperature annealing equipment capable of oil, water and air quenching at our Dunkirk facility. Dunkirk's high temperature heat treating operation, which is required for most of its product categories, is approaching full utilization. This capital expansion project, which will cost approximately $3.5 million and is scheduled for completion in the fourth quarter, has the potential to expand Dunkirk's annual sales by as much as $20 million. Our continued reinvestment of capital combined with our focus on further improving our processes and on-time delivery performance reflects our ongoing commitment to better serve the needs of our customers."


Segment Review
--------------

     In the second quarter of 2007, the Universal Stainless & Alloy Products segment had record sales of $55.1 million and operating income of $5.8 million, yielding an operating margin of 11%. The operating income included $1.3 million of costs related to the aforementioned pre-tax effect of the legal settlement and the portion of the inventory adjustment attributable to the segment. In the second quarter of 2006, sales were $45.7 million and operating income was $5.8 million, or 13% of sales. In the first quarter of 2007, sales were $48.2 million and operating income was $7.2 million, or 15% of sales.

     The 21% increase in sales from the 2006 second quarter reflected a doubling of sales to forgers mainly of billet for power generation applications and a 57% increase in sales of bar products to service centers mainly for aerospace applications. These included the contribution of a new vacuum-arc remelt (VAR) furnace installed in August 2006 and the effect of higher nickel prices on the surcharge pricing mechanism. These increases were partially offset by lower shipments of tool steel plate to service centers.

USAP REPORTS STRONG RESULTS FOR 2007 SECOND QUARTER                - Page 3 -


     The Dunkirk Specialty Steel segment reported record sales of $21.3 million and operating income of $3.7 million for the 2007 second quarter, resulting in an operating margin of 17%. The operating income included $492,000 of costs related to the inventory adjustment attributable to the segment. In the second quarter of 2006, sales were $16.2 million and operating income was $2.3 million, or 14% of sales. In the first quarter of 2007, sales were $20.4 million and operating income was $3.8 million, or 19% of sales.

     Dunkirk's 32% increase in sales and 60% rise in operating income over the 2006 second quarter were due to improved VAR remelted feedstock supply from Bridgeville, workforce additions, and the effect of higher nickel prices on the surcharge mechanism. The sales growth reflected a 37% increase in sales of bar products to service centers and OEMs, which offset lower sales of rod and wire products to service centers.


Business Outlook
----------------

The following statements are based on the Company's current expectations. These statements are forward-looking, and actual results may differ materially.

     The Company estimates that third quarter 2007 sales will range from $52 to $57 million and that diluted EPS will range from $0.77 to $0.82. This compares with sales of $55.1 million and diluted EPS of $0.86, as adjusted, in the third quarter of 2006.

     The following factors were considered in developing these estimates:

o The Company's total backlog at June 30, 2007 was approximately $103 million compared to $114 million at March 31, 2007.

o Sales from the Dunkirk Specialty Steel segment are expected to approximate $19 million in the third quarter of 2007 on shipment volumes that are expected to approximate the prior quarter's level. The reduction in revenues is a result of lower surcharges anticipated due to the decline in the market value of nickel, which also is expected to eliminate the FIFO (First-In First-Out inventory accounting method) benefit the Company has experienced mainly in the Dunkirk segment in the past four quarters. The Company estimates that the 2007 second quarter FIFO benefit was $1.2 million, or $0.12 per diluted share.

o The Company's progress in improving its on-time delivery performance has helped it to reduce its backlog, which is also being affected by delays in inventory replenishment by service centers. The Company expects service center order entry to return to more normal levels as it approaches the fourth quarter.

USAP REPORTS STRONG RESULTS FOR 2007 SECOND QUARTER                - Page 4 -


Webcast
-------

     A simultaneous Webcast of the Company's conference call discussing the second quarter of 2007 and the third quarter outlook, scheduled at 10:00 a.m. (Eastern) today, will be available on the Company's website at www.univstainless.com, and thereafter archived on the website. A telephone replay of the conference call will be available beginning at 12:00 noon (Eastern) today and continuing through July 31st. It can be accessed by dialing 706-645-9291, passcode 5400663. This is a toll call.


About Universal Stainless & Alloy Products, Inc.
------------------------------------------------

     Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to rerollers, forgers, service centers, original equipment manufacturers and wire redrawers. More information is available at www.univstainless.com.


Forward-Looking Information Safe Harbor
---------------------------------------

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, and risks related to the ultimate outcome of the Company's current and future litigation and regulatory matters. Certain of these risks and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.


                           - FINANCIAL TABLES FOLLOW -


                                        UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
                                                   FINANCIAL HIGHLIGHTS
                                   (Dollars in thousands, except per share information)
                                                       (Unaudited)


                                           CONSOLIDATED STATEMENT OF OPERATIONS

                                                 For the Quarter Ended           For the Six-Months Ended
                                                       June 30,                         June 30,
                                                2007               2006           2007            2006
                                                ----               ----           ----            ----
     Net Sales

Stainless steel                               $ 45,128          $ 35,015         $  84,698       $  68,433
Tool steel                                       6,444             7,410            13,541          13,237
High-strength low alloy steel                    7,572             3,241            13,806           5,793
High-temperature alloy steel                     2,355             1,744             5,100           4,113
Conversion services                                492               504               981           1,233
Other                                               65               105               169             147
                                               --------          --------         ---------       ---------
    Total net sales                             62,056            48,019           118,295          92,956
Cost of products sold                           49,442            37,641            92,462          73,811
Selling and administrative expenses              3,407             2,879             5,961           5,135
                                               --------          --------         ---------       ---------
    Operating income                             9,207             7,499            19,872          14,010
Interest expense                                  (195)             (269)             (422)           (535)
Other income                                         6                 2                10               4
                                               --------          --------         ---------       ---------
    Income before taxes                          9,018             7,232            19,460          13,479
Income tax provision                             3,156             2,603             6,811           4,852
                                               --------          --------         ---------       ---------
    Net income                                $  5,862          $  4,629            12,649           8,627
                                               ========          ========         =========       =========

Earnings per share - Basic                    $   0.88          $   0.72         $    1.91       $    1.34
                                               ========          ========         =========       =========
Earnings per share - Diluted                  $   0.87          $   0.70         $    1.87            1.31
                                               ========          ========         =========       =========

Weighted average shares of
Common Stock outstanding
    Basic                                    6,642,655         6,426,374         6,631,981       6,421,848
    Diluted                                  6,774,553         6,614,717         6,767,855       6,587,917

-------------------------------------------------------------------------------------------------------------

Note: 2006 results have been adjusted to reflect the retrospective application of the January 1, 2007 change in accounting for major maintenance expenses from the accrue-in-advance method to the deferral method in accordance with the FASB Staff Position entitled "Accounting for Planned Major Maintenance Activities," issued in September 2006. The effect of the change in accounting is summarized below:

                                                For the Quarter Ended            For the Six-Months Ended
                                                    June 30, 2006                     June 30, 2006
                                             As Reported     As Adjusted        As Reported     As Adjusted
                                             -----------     -----------        -----------     -----------
Operating income:
    Universal Stainless & Alloy
       Products Segment                       $  5,844        $  5,826           $ 10,793       $ 10,932
    Dunkirk Specialty Steel Segment              2,257           2,326              3,724          3,786
    Intersegment elimination                      (653)           (653)              (708)          (708)
                                               --------        --------           --------       --------
                                                 7,448           7,499             13,809         14,010
                                               ========        ========           ========       ========

Net income                                    $  4,596        $  4,629           $  8,498       $  8,627
                                               ========        ========           ========       ========

Diluted earnings per share                    $   0.69        $   0.70           $   1.29       $   1.31
                                               ========        ========           ========       ========



                                           BUSINESS SEGMENT RESULTS

Universal Stainless & Alloy Products Segment
                                                 For the Quarter Ended         For the Six-Months Ended
                                                       June 30,                         June 30,
                                                2007              2006            2007            2006
                                                ----              ----            ----            ----

     Net Sales

Stainless steel                              $  30,804        $  22,444       $   55,800      $  46,011
Tool steel                                       6,111            7,254           12,270         12,614
High-strength low alloy steel                    3,822            1,690            7,822          2,929
High-temperature alloy steel                       916              718            2,146          1,759
Conversion services                                325              384              652            922
Other                                               36               72              122            112
                                               -------         --------        ---------       --------
                                                42,014           32,562           78,812         64,347
Intersegment                                    13,080           13,138           24,447         20,490
                                               -------         --------        ---------       --------
    Total net sales                             55,094           45,700          103,259         84,837
Material cost of sales                          29,684           20,346           50,915         37,754
Operation cost of sales                         17,033           17,502           35,050         32,596
Selling and administrative expenses              2,571            2,026            4,289          3,555
                                               -------         --------        ---------       --------

    Operating income                         $   5,806        $   5,826       $   13,005      $  10,932
                                               =======         ========        =========       ========

Dunkirk Specialty Steel Segment
                                                 For the Quarter Ended         For the Six-Months Ended
                                                       June 30,                         June 30,
                                                2007              2006            2007            2006
                                                ----              ----            ----            ----
     Net Sales

Stainless steel                              $  14,324        $  12,571       $   28,898      $  22,422
Tool steel                                         333              156            1,271            623
High-strength low alloy steel                    3,750            1,551            5,984          2,864
High-temperature alloy steel                     1,439            1,026            2,954          2,354
Conversion services                                167              120              329            311
Other                                               29               33               47             35
                                              --------         --------        ---------       --------
                                                20,042           15,457           39,483         28,609
Intersegment                                     1,279              722            2,278          1,557
                                              --------         --------        ---------       --------

    Total net sales                             21,321           16,179           41,761         30,166
Material cost of sales                          12,048            8,938           23,244         16,909
Operation cost of sales                          4,719            4,062            9,306          7,891
Selling and administrative expenses                836              853            1,672          1,580
                                              --------         --------        ---------       --------

    Operating income                         $   3,718        $   2,326       $    7,539      $   3,786
                                              ========         ========        =========       ========




                                              MARKET SEGMENT INFORMATION

                                                 For the Quarter Ended         For the Six-Months Ended
                                                       June 30,                         June 30,
                                                2007              2006            2007            2006
                                                ----              ----            ----            ----
     Net Sales

Service centers                            $    32,598        $  26,318       $   61,703      $  49,356
Forgers                                         13,744            6,857           26,318         14,421
Rerollers                                        8,658            7,377           15,850         15,224
Original equipment manufacturers                 4,540            4,956            9,417          9,555
Wire redrawers                                   2,015            1,876            3,913          3,020
Conversion services                                492              504              981          1,233
Other                                                9              131              113            147
                                            ----------         --------        ---------       --------
    Total net sales                        $    62,056        $  48,019       $  118,295      $  92,956
                                            ==========         ========        =========       ========

Tons shipped                                    11,327           12,740           22,484         24,785
                                            ==========         ========        =========       ========

                                              CONSOLIDATED BALANCE SHEET

                                                    June 30,          December 31,
     Assets                                           2007               2006
                                                      ----               ----
Cash                                               $      861        $     2,909
Accounts receivable, net                               39,157             33,308
Inventory                                              75,577             66,019
Deferred taxes                                          1,831              1,544
Other current assets                                    1,663              1,606
                                                    ---------         ----------

    Total current assets                              119,089            105,386
Property, plant & equipment, net                       50,340             49,251
Other assets                                              739                584
                                                    ---------         ----------

    Total assets                                   $  170,168        $   155,221
                                                    =========         ==========

     Liabilities and Stockholders' Equity

Trade accounts payable                             $   18,305        $    13,123
Outstanding checks in excess of bank balance            7,556              3,427
Accrued employment costs                                4,927              4,121
Current portion of long-term debt                       2,375              2,364
Other current liabilities                               1,124              1,902
                                                    ---------         ----------

    Total current liabilities                          34,287             24,937
Bank revolver                                             218              8,392
Long-term debt                                          7,645              8,836
Deferred taxes                                          8,550              8,402
                                                    ---------         ----------

    Total liabilities                                  50,700             50,567
Stockholders' equity                                  119,468            104,654
                                                    ---------         ----------

    Total liabilities and stockholders' equity     $  170,168        $   155,221
                                                    =========         ==========



                           CONSOLIDATED STATEMENT OF CASH FLOW DATA

                            For the Six-month Period Ended June 30,

                                                       2007              2006
                                                       ----              ----
Cash flows provided by operating activities:
  Net income                                       $   12,649        $   8,627
  Adjustments to reconcile to net cash
    provided by operating activities:
      Depreciation and amortization                     1,822            1,639
      Deferred tax decrease                              (318)            (271)
      Stock based compensation expense                    208              126
      Excess tax benefits from share-based
         payment arrangements                            (982)            (115)
  Changes in assets and liabilities:
      Accounts receivable, net                         (5,849)          (4,880)
      Inventory                                        (9,558)          (7,731)
      Trade accounts payable                            5,182            1,081
      Deferred revenue                                    199            3,942
      Accrued employment costs                            806            1,023
      Other, net                                          (33)             698
                                                    ---------         --------
Cash flow provided by operating activities              4,126            4,139
                                                    ---------         --------
Cash flow used in investing activities:
  Capital expenditures                                 (2,906)          (5,290)
                                                    ---------         --------
Cash flow used in investing activities                 (2,906)          (5,290)
                                                    ---------         --------
Cash flows used in financing activities:
  Revolving credit net repayments                      (8,174)             714
  Long-term debt repayments                            (1,180)            (278)
  Net change in outstanding checks in excess
    of bank balance                                     4,129              285
  Proceeds from issuance of common stock                  975              207
  Excess tax benefits from share-based payment
arrangements                                              982              115
                                                    ---------         --------
Cash flow (used in) provided by financing
activities                                             (3,268)           1,043
                                                    ---------         --------

    Net cash flow                                  $   (2,048)       $    (108)
                                                    =========         ========
